Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131981, 333-184820 and 333-225886 on Form S-8 of our report dated March 24, 2021, relating to the consolidated financial statements of FreightCar America, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 24, 2021